250 Putnam Asset Allocation Funds Growth Portfolio attachment
3/31/08 Annual

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

For the period ended March 30, 2008, Putnam Management has assumed $4,511 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters



72DD1 	Class A	17,386
		Class B	834
		Class C	833

72DD2	Class M	297
		Class R	53
		Class Y	2,663

73A1		Class A	0.145
		Class B	0.029
		Class C	0.049

73A2		Class M	0.080
		Class R	0.100
		Class Y	0.179

74U1		Class A	122,199
		Class B	27,332
		Class C	16,729

74U2		Class M	3,615
		Class R	674
		Class Y	13,254

74V1		Class A	13.10
		Class B	12.86
		Class C	12.65

74V2		Class M	12.89
		Class R	12.97
		Class Y	13.22

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.